Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navigant Consulting, Inc.

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-53506, 333-81680, 33-30267 and 333-103405) of Navigant Consulting, Inc. and subsidiaries of our reports dated March 7, 2005 relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Navigant Consulting, Inc.

/s/    KPMG LLP

KPMG LLP

Chicago, Illinois

March 7, 2005